Exhibit 99.2

Bakers Footwear Group, Inc.

Excerpts of Third Quarter Fiscal 2011 Results Conference Call Transcript

December 13, 2011

Operator

Greetings, and welcome to the Bakers Footwear Group third-quarter 2011 results conference call. At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. (Operator Instructions) As a reminder, this conference is being recorded. It is now my pleasure to introduce your host, Allison Malkin of ICR. Thank you, [Ms. Malkin]. You may begin.

Allison Malkin

Thank you. Good morning, everyone. Before we get started, I would like to remind you of the Company’s Safe Harbor language, which I am sure you are all familiar with. The statements contained in this conference call, which are not historical facts, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those suggested in such statements, due to a number of risks and uncertainties which are described in the Company’s filings with the SEC. And now, I would like to turn the call over to Bakers’ Chairman, President, and CEO, Peter Edison.

Peter Edison

Thank you, Allison. Good morning, everyone. Thank you for joining us to discuss our third-quarter 2011 results. With me today is Charlie Daniel, our Chief Financial Officer. For this morning’s call, I will review our third-quarter performance and provide an update on the initiatives we believe position our Company for improved operating performance in 2012. Charlie will then review our financials in more detail. After my closing remarks, we will open the call to answer the questions you have for us today.

The third quarter proved challenging for our Company, as a difficult dress boot season held back sales and led to higher markdowns and increased operating losses versus the prior year. In total for the third quarter, net sales declined 1% to $40.2 million, from $40.6 million in the third quarter last year. Comparable store sales increased 1%, following a comparable store sales increase of 5.9% last year. Within our comparable store sales base, we saw strength in casual boots, casual sport footwear, and in our exclusive H by Halston and Wild Pair brands. Net loss was $10.2 million, or $1.10 per diluted share; compared to a net loss of $8.9 million, or $1.03 per diluted share in the third quarter last year. At quarter-end, our inventory was flat with the prior year, and aligned with our fourth-quarter sales expectations.

Through the first six weeks of the fourth quarter, our comparable store sales are down 5.5%, primarily driven by the tough dress boot season. We expect these trends to present us with a sales headwind for the remainder of the quarter, given the importance of the dress boot category to our overall business in the winter months. We continue to experience strength in our casual shoe and boot categories and in our multichannel sales. Although we are disappointed with our overall performance for the third quarter and the weakness in fourth-quarter sales, the period included several bright spots that we believe demonstrate our long-term strategies are working and have poised for improved results in the future.

To this end, we saw strong growth in our multichannel sales, with e-commerce sales up 37% in the third quarter. Our multichannel sales include our bakersshoes.com website, our micro sites for H by Halston and Wild Pair, our call center, and special-order sales, as well as expansions to a mobile platform and Amazon.com. This growth was fueled by an improved in-stock position versus the prior year and a strong reception to our fashion across categories and brands. We also continued to grow our social media efforts to feature our brands and our new launches. Our exclusive brands, which include H by Halston, Wild Pair, and our Bakers brand, continue to resonate with consumers and are providing our customers with great fashion, with brands that differentiate us from our mall peers.

H by Halston further differentiates our stores with a designer label, and has a clean and simple look as well as a universal appeal. Introduction of H by Halston label demonstrates that we can sell higher price point designer product to our existing customers, as well as expand our category reach to more upscale fashion and casual footwear. We expect this broadening of our stores’ appeals to drive comparable store sales increases in 2012. We continue to be excited by the long-term potential of H by Halston, which we operate under a license agreement.

We are also very pleased with the performance of our Wild Pair brand, which was introduced in 120 of our Bakers stores this spring. The addition of Wild Pair allows us to offer customers edgier product than our Bakers and H by Halston line, and it’s quickly becoming a top-selling brand at a higher retail. We see opportunity to capitalize on the strength of the Wild Pair brand, by expanding the styles and categories we offer and gradually growing the brand to more doors. Importantly, our Wild Pair brand allows us to lead the market in footwear trends with a differentiated brand versus our mall peers, which we expect will increase our fashion authority and drive comp sales increases in 2012. We believe that Wild Pair, along with our H by Halston and our multichannel sales, remain the three drivers of comp sale increases for the next several years.

Looking out to 2012, we remain committed to and focused on improving the overall performance of our Company, and have strategies in place to assist us to achieve this goal. We remain committed to achieving profitability – and to this end, given the slow sales start we expect in the spring, we have initiated a margin-enhancement and cost-reduction program for fiscal 2012, which we expect will result in $10 million in annual savings. We expect to generate expansion in gross margin from our emphasis on the exclusive brands and inventory discipline. We believe this program, combined with sales and margin growth potential in the second quarter and beyond, will improve our liquidity and financial position and has the potential to restore us to profitability. Now, I would like to turn the call over to Charlie to review our financials in more detail.

Charlie Daniel

Thank you, Peter. For the third quarter, the 13 weeks ended October 29, 2011, net sales were $40.2 million, compared to $40.6 million in the 13 weeks ended October 30, 2010. Comparable store sales increased 1%, following an increase of 5.9% in the third quarter last year. Gross profit was $4.9 million, or 12.3% of net sales – down from $6.4 million, or 15.7% of net sales, in the third quarter last year. This decrease reflects increased markdowns on fall merchandise. Selling expenses increased to $10 million, or 24.9% of net sales, from $9.6 million, or 23.6% of net sales in the third quarter last year. The increase in selling expense was primarily driven by increased marketing cost.

General and administrative expenses for the third quarter 2011 increased 1.1% to $3.9 million, or 9.6% of net sales – up from $3.8 million, or 9.4% of net sales, in the third quarter last year. During the third quarter, we recognized $933,000 in non-cash impairment charges, related to certain underperforming stores. This compares to $1.4 million in non-cash impairment charges recognized in the third quarter last year. The decrease in gross profit and higher SG&A cost led to an operating loss of $9.9 million for the third quarter, compared to an operating loss of $8.5 million in the third quarter of 2010. Net loss for the third quarter of 2011 was $10.2 million, or $1.10 per share; which compares to a net loss of $8.9 million, or $1.03 per share, last year.

For the first nine months of fiscal 2011, net sales increased to $131.5 million, up 3.2%, compared to $127.4 million in the first nine months of fiscal 2010. Comparable store sales increased 5.1%, following an increase of 1.3% in the first nine months last year. Operating loss was $13.1 million, compared to an operating loss of $13 million in the prior-year period. Net loss was $14.3 million, or $1.54 per share, compared to a net loss of $14.5 million, or $1.85 per share, in the first nine months last year. Turning to the balance sheet, inventories at the end of the third quarter were $27.7 million, essentially even with inventory of $27.5 million at the end of the third quarter of 2010.

We entered the fourth quarter with inventory that is aligned with our current sales expectations. Accounts payable increased to $23.2 million, from $16.3 million last year. The balance on our revolving credit facility was $17.4 million, versus $17.5 million last year; and our availability under the facility – unused availability was $1 million at quarter-end. Capital expenditures for the first nine months of fiscal 2011 were $1.7 million, compared to $852,000 in the prior-year period. The increase is primarily attributable to store moveovers and remodeling. Now, I will turn the call back over to Peter for closing remarks.

Peter Edison

Thanks, Charlie. In closing, we remain intently focused on improving the sales, margins, and cost structure of our Company, and we believe our strategies have us poised to achieve this goal. Consumers are responding to our exclusive brands; and over time, we expect this initiative to increase loyalty to our Bakers stores and expand our customer base, as we offer differentiation from mall peers and elevated fashion and quality to our offerings. And we have initiated a margin-enhancement and cost-reduction program to further assist us to obtain our objectives. While dress boots have been tough, we are seeing some positive trends in sandals, which have us encouraged as we move through winter and turn the corner to spring.

In total, we remain confident in our strategies and our ability to report improved operating results in fiscal 2012. With that, I would like to turn the call over to the Operator to begin the question-and-answer portion of the call.

Operator

Thank you. We will now be conducting a question-and-answer session. (Operator Instructions) Bruce Galloway, Galloway Capital.

Bruce Galloway

Can you elaborate a little more on the $10 million cost-reduction plan, when that’s going to go into effect? How quickly, and how it’s going to be phased in, and what areas it’s going to affect? And also, obviously, you have quite a few poor-performing or nonperforming stores – how are you going to get out of those leases? What’s that going to entail? The costs and the effects on that?

Peter Edison

The cost-reduction program will be fully in place for the beginning of 2012. It should be reflected roughly evenly by quarter, as it is not an upfront – it’s more of an ongoing expense-reduction program or margin enhancement. So, that – we will see the benefits of it roughly equally each quarter. It’s composed of – the biggest number would be store expenses, which might be reduced by somewhere between $4 million and $5 million. You will have a sort of cost of sales reduction, which will include things such as freight reductions, additional markup, and so forth, which causes a reduction in purchasing of about $4 million and administrative expense reductions of about $1.5 million.

The poor-performing store question – we have a number of stores that we would like to get out of. We don’t foresee ourselves really being able to get out of stores until leases are up. We do have discussions with landlords. We are able to get out of perhaps two or three of those stores a year, as part of our ongoing negotiations on our existing store base. And the relative cost of getting out of those is negligible, because we trade off with the landlord for other things, operating a store that makes some money for us, but that is valuable for the landlord. But it’s not like we have a huge bulk of very bad stores. We expect our store base to rebound across the board with our cost-cut and margin-enhancement program, which will reduce the money-losing store list significantly.

Operator

(Operator Instructions) Ivan Zwick, Raymond James Financial.

Ivan Zwick

Yes. Peter, could you give me a little more flavor on the dress boot weakness? Was it weather, style, pricing, or combination of the – ?

Peter Edison

Fashion weakness – it’s a product category that is simply cycling out of favor, as the market gets more casual. And there was strength in casual boots, but not enough to offset the dress boots. It probably cost us, throughout from October through now, 10 to 15 points of comp per week, which was mostly offset by other things, but not completely offset. And it’s simply a fashion shift, and we don’t expect it to necessarily come back any time soon.

Ivan Zwick

Okay, on the – I’m glad to see you are taking this aggressive stance on return to profitability with the cost reductions.

Peter Edison

We’re committed to it.

Ivan Zwick

The second quarter of the coming year, that’s a quarter that it would appear to me that you could possibly be profitable. Is that – would that possibly be the first quarter you would be able to return to profitability?

Peter Edison

Very possibly. I think several good things will be converging by that quarter – the cost-reduction program, which, if it executes the way we expect it to, could deliver several million dollars of improvement per quarter, as well as a fashion shift and strength in sandals, which we are seeing signs of. It’s not yet confirmed, you don’t really get it confirmed until March, but those two events could converge on the second quarter and have the potential to bring us to profitability in that quarter.

Ivan Zwick

Okay. Well, thank you.

Operator

Ronald Bookbinder, The Benchmark Company.

Ronald Bookbinder

You mentioned that the boot trend is getting a little old; it has been around for three to five years. But we are hearing from the department stores that the women’s shoe category continues to be one of their better categories. What’s the difference there?

Peter Edison

Well, what happens, we often lead shoe companies in responding to changing trends. That’s the nature of our customer – she’s younger, she’s quicker to respond. And we sometimes feel things first, both on the way down and also on the way up. And it’s just always been our history. So, the department store customer tends to be 30 years old to 40 years old and has a different fashion cycle than we do. And so, I don’t know that I can comment as much on their customer, other than the fact to say – we tend to have a different cycle and we often lead the fashion trends.

Ronald Bookbinder

And you mentioned that the sandals were performing better than boots. Is there anything to believe that there’s going to be a big fashion shift? Or do you think that the consumer really doesn’t want to change their outfit, the skinny jeans with the boot and all that sort of stuff – that we are just sort of in a lull until we get a fashion shift?

Peter Edison

Well, I think there is a fashion shift going on towards casual footwear, and it’s very pronounced, and we are responding with our inventory investments in that way. And so, that is a fashion shift. What you are alluding to is – how strong a desire is there for that fashion shift? How big a shift is it, and how appealing will it be to the customer? You never know that till you get into season. It is a dramatic shift, and that has the potential to be very good for the customer, but you don’t know that. And we’re talking now about spring – you really don’t know that till you turn the corner. But those shoes are selling as well as shoes sell when they lead into a big season. So, we’re quite hopeful of that.

Ronald Bookbinder

Are you seeing any trend towards athletic or vulcanized canvas shoes?

Peter Edison

Selectively, but not broadly. And it’s a shift towards a plane, but also on wedges and on heels. So, there is some aspects of that that are good for us. But it’s not a sea change, but it’s a part of casual footwear. When you get into casual sport shoes, today’s consumer wants leather, she wants canvas, and it fits her lifestyles to have different options in casual footwear. So, when you have a casual shift like this, athletic will benefit.

Ronald Bookbinder

Okay. And on the SG&A, you have successfully executed cost reductions in the past. Have those costs creeped back up and – that you’re cutting again, or is there still more to cut?

Peter Edison

I would say that the most of the cost cuts relate to investments we have made in the last several years to build our exclusive brands and – such as marketing expenditures, training and payroll, staffing the stores. But when you have a sales reduction, we feel like we have established our exclusive brands now. The customer knows them, she knows that we have them, she knows what they stand for. We feel like we can make adjustments there. But $3 million or $4 million is probably further cuts that we have just been able to identify as achievable, based on having taken a new and fresh aggressive look at it.

Ronald Bookbinder

Okay, thank you, and good luck going forward.

Operator

(Operator Instructions) It appears there are no further questions. At this time, I would now like to turn the floor back to Management for closing comments.

Peter Edison

Thank you, everyone. Thanks for joining us. Wish you all a happy, healthy, holiday season and new year. Look forward to seeing some of you at the ICR conference in January.

Operator

This concludes today’s teleconference. You may now disconnect your lines at this time, and thank you for your participation.